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                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Capital Re Corporation that is made a part of the Registration Statement (Form S-4) and related Prospectus of ACE Limited for the registration of up to 1,601,206 of its ordinary shares and to the incorporation by reference therein of our report dated February 22, 1999, except for Note 7, as to which the date is March 10, 1999, with respect to the consolidated financial statements of Capital Re Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
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Ernst & Young LLP
New York, New York
November 29, 1999